Exhibit 99.1

Contacts:

Boehringer Ingelheim GmbH

ImmunoGen, Inc.

Kerstin Felix	Rhonda Chiger (Investors)
CD Public Relations	Rx Communications Group, LLC
Boehringer Ingelheim GmbH	Tel: (917) 322-2569
55216 Ingelheim	rchiger@rxir.com
Phone: + 49 - 6132 - 779040
Fax: + 49 - 6132 - 776601	Pete Holmberg (Media)
e-mail: felixk@ing.boehringer-ingelheim.com	Rx Communications Group, LLC
Tel: (917) 501-7434
pholmberg@rxir.com

For Immediate Release

Boehringer Ingelheim and ImmunoGen Sign Exclusive License Agreement

- New Product, BIWI1, Combines ImmunoGen’s Proprietary DM1 Effector Molecule with a Boehringer Ingelheim Antibody -

INGELHEIM Germany and CAMBRIDGE, Mass., November 28, 2001 – Boehringer Ingelheim International GmbH and ImmunoGen, Inc. (Nasdaq: IMGN) today announced a collaboration to develop a new product combining ImmunoGen’s maytansinoid Tumor-Activated Prodrug (TAP) technology with a Boehringer Ingelheim antibody. Under the terms of the agreement, Boehringer Ingelheim will receive exclusive worldwide rights to commercialize maytansinoid TAPs using antibodies targeting CD44. Boehringer Ingelheim will be responsible for the manufacturing, product development and marketing of products resulting from the license; ImmunoGen will manufacture preclinical and initial clinical materials for manufacturing payments. ImmunoGen will receive an up-front payment and milestone payments, in addition to royalties on net sales. Financial terms were not disclosed.

“Having access to ImmunoGen’s exciting tumor-activated prodrug technology will allow us to evaluate the full potential of our anti-CD44v6 antibody as a more potent and less toxic cancer therapeutic,” said Prof. Bernd Wetzel, head of international research and non-clinical development at Boehringer Ingelheim. “This collaboration demonstrates Boehringer Ingelheim’s strong commitment to research and development in the area of oncology.”

“We are very excited that Boehringer Ingelheim, with its global expertise in both biopharmaceuticals and traditional pharmaceuticals, will be developing BIWI1 in such an expedient manner and we are pleased to welcome them as our first pharmaceutical partner using our TAP technology with its own antibody,” said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. “This collaboration further expands the number of TAP product candidates being developed, and therefore provides ImmunoGen with another potential opportunity to share in the successful development of a TAP. Boehringer Ingelheim becomes our sixth corporate partner developing TAP products.”

TAP Technology

ImmunoGen developed its tumor-activated prodrug, or TAP, technology to address the therapeutic need for improved cancer therapies by delivering highly active cytotoxic agents directly to tumor cells with minimal harm to healthy tissue. Each TAP product is comprised of an appropriately potent small-molecule effector drug conjugated to a tumor-targeting monoclonal antibody. The TAPs are designed to act as prodrugs and remain nontoxic while circulating in the body, only activated once they are inside the target cell. Two TAPs are currently in human clinical trials.

About Boehringer Ingelheim

The Boehringer Ingelheim group of companies, headquartered in Ingelheim, Germany, is one of the 20 leading pharmaceutical corporations in the world. In 2000, it posted revenues of more than EUR 6 billion. Boehringer Ingelheim, which has some 140 affiliated companies worldwide, focuses on human pharmaceuticals and animal health.

The human pharmaceuticals business, which accounts for 95% of sales, is comprised of prescription medicines, consumer health care products and chemicals and biopharmaceuticals for industrial customers. Research and development, production, and distribution facilities are located around the globe. In 2000, Boehringer Ingelheim spent almost EUR 1.0 billion on R&D, equivalent to 16% of net sales.

About ImmunoGen

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies, for delivery to and destruction of cancer cells. Its lead product, huC242-DM1/SB-408075 is in two Phase I/II clinical trials for treatment of colorectal, pancreatic and certain non-small-cell lung cancers. Besides Boehringer Ingelheim, the Company has partnerships with GlaxoSmithKline, Genentech, British Biotech, Abgenix, Millennium, MorphoSys, Avalon Pharmaceuticals and Raven Biotechnologies.

This press release includes forward-looking statements based on management’s current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the success of the Company’s research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether the Company’s potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from the government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

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